OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto as pages (i) through (iii) and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between "Landlord" and "Tenant" as those terms are defined in Sections 2 and 4 of the Summary, respectively.

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.2 of the Summary (the "Premises"), which Premises are located in the building (the "Building") set forth in Section 6.1 of the Summary. The outline of the Premises is set forth in Exhibit A attached hereto. The rentable square footages of the Premises and the Building are set forth in Section 6 of the Summary. The Building, the parking structure servicing the Building, the land upon which the Building stands, and the land, improvements and other buildings surrounding the Building which are designated from time to time by Landlord as appurtenant to or servicing the Building, are herein sometimes collectively referred to herein as the "Real Property." Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms, parking and other public or common areas located on the Real Property; provided, however, the use thereof shall be subject to the rules, regulations and restrictions attached hereto as Exhibit B (the "Rules and Regulations"). Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof, provided that such alterations or additions do not materially interfere with Tenant's use of the Premises. Landlord shall otherwise use commercially reasonable efforts to minimize any disruption to Tenant's business operations in the Premises.

1.2 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, "rentable square feet" shall be all of the rentable square footage of the Premises including a portion of the common area of the floor on which the premises are located. The Premises shall not be subject to re-measurement.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary, and shall terminate on the date (the "Lease Expiration Date") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated or further extended as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.

Provided that Tenant provides Landlord with evidence of insurance as required herein and makes the prepaid rent and security deposit payments required herein, Tenant shall have early access to the Premises during the two (2) days prior to the Lease Commencement Date (the "Move In Period") for the sole purpose of installing Tenant's furniture, fixtures and equipment. Tenant shall not be obligated to pay any Rent during the Move In Period.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in the form of a check (which is drawn upon a bank which is located in the State of California) or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as expressly provided in this Lease. The Base Rent for the first full calendar month of the Lease Term, shall be paid at the time of Tenant's execution of this Lease. Any rent prorations shall be made based on a 365 day year.

Subject to the terms herein, Tenant shall not be required to pay Base Rent for the first one and one-half (1.5) full months of the Lease Term, in a total amount of Thirty-Six Thousand Nine Hundred Seventy-Six and 50/100 Dollars ($36,976.50). Tenant acknowledges that the foregoing rent credit period (the ''Rent Credit Period'') has been granted to Tenant as additional consideration for entering into this Lease and for agreeing to pay the Rent and perform the other terms and conditions required under this Lease. Accordingly, if Tenant shall be in default under this Lease and shall fail to cure such default after any applicable notice and cure period, if any, permitted for cure under this Lease, then Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Rent Credit Period with interest from the date such Base Rent would have otherwise been due but for the abatement period provided herein.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1 of this Lease. Such additional rent, together with any and all other amounts payable by Tenant to Landlord, as additional rent or otherwise, pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant's Share of Direct Expenses during the initial twelve (12) months of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 "Base Year" shall mean the period set forth in Section 9.1 of the Summary.

4.2.2 "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay or incur during any Expense Year, without duplication, because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities, the

cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine; (iv) fees, charges and other costs, including management fees or administrative charges (or amounts in lieu thereof) not to exceed three percent (3%) of gross rents at the Building, consulting fees (including but not limited to any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Real Property; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Real Property, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Real Property, and provided further, that no portion of any employee's wages, benefits, or taxes allocable to time spent on the development or marketing of the Real Property shall be included in Operating Expenses; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; (viii) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its prime rate, plus 2% per annum (the "Interest Rate")) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; and (ix) the cost of capital improvements or other costs incurred in connection with the Real Property relating to the operation, repair, maintenance and replacement of all systems, equipment or facilities which serve the Real Property in the whole or in part (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, or any portion thereof to the extent of cost savings reasonably anticipated by Landlord, or (B) that are required under any governmental law or regulation that is then enforced against the Real Property by a federal, state or local governmental agency; provided, however, that each such permitted capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. If the Building is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. If, in any Expense Year following the Base Year, (a "Subsequent Year"), a new type of expense item is included in Direct Expenses which was not included in the Base Year Direct Expenses, then the cost of such new type of item shall be added to the Base Year Direct Expenses for purposes of determining the Direct Expenses payable under this Lease for such Subsequent Year. During each Subsequent Year, the same amount shall continue to be included in the computation of Direct Expenses for the Base Year, resulting in each such Subsequent Year Direct Expenses including only the increase in the cost of such new item over the Base Year, as so adjusted. However, if in any Subsequent Year thereafter, such new item is not included in Direct Expenses, no such addition shall be made to Base Year Direct Expenses. Conversely, when an expense item that was originally included in the Base Year Direct Expenses is, in any Subsequent Year, no longer included in Direct Expenses, then the cost of such item shall be deleted from the Base Year Direct Expenses for purposes of determining the Direct Expenses payable under this Lease for such Subsequent Year. The same amount shall continue to be deleted from the Base Year Direct Expenses for each Subsequent Year thereafter that the item is not included.

D

Notwithstanding anything contained in Section 4.2.4 of this Lease to the contrary, for purposes of this Lease, Operating Expenses shall not, however, include the following: (a) depreciation; (b) attorney's fees and costs; (c) any amounts payable under mortgages, deeds of trust or ground lease encumbering the Real Property, or any portion thereof; (d) any costs and expenses of investigating, removing, maintaining or monitoring any hazardous materials, or any costs of complying with any laws or regulations regarding same; (e) the cost of correcting any violations of any law or regulations existing on the Lease Commencement Date; (f) any expenses or costs incurred or paid in connection with any real property or improvements other than the Real Property and the Building, including, but not limited to, any other such real property or improvements owned, controlled or managed by Landlord; (g) any expenses incurred that does not benefit the Real Property; (h) leasing commissions; (i) space planning costs; (j) direct and indirect costs and expenses relating to construction of leasehold improvements in any leasable areas of the Building; (k) reserves of any nature; (l) costs and expenses of materials and services provided to less than all of the tenants in the Building; (m) charitable and political contributions; (n) advertising and promotional costs; (o) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise, except to the extent expressly included pursuant to item (ix), above; (p) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is entitled to be reimbursed by insurance proceeds, and costs of all capital replacements, regardless of whether such repairs are covered by insurance (except if permitted under subsection (ii) above) and cost of earthquake repairs in excess of twenty five thousand dollars ($25,000) per earthquake (which for this purpose, an earthquake is defined collectively as the initial earthquake and the aftershocks that relate to such initial earthquake); (q) intentionally omitted; (r) costs arising from the negligence or fault of other tenants or Landlord; (24) costs arising from any mandatory or voluntary special assessment on the Building or the Real Property by any transit district authority or any other governmental entity having the authority to impose such assessment in connection with the initial construction of the Building.

4.2.5 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay or incur during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year occurring during the Base Year, Tax Expenses shall be deemed to be increased appropriately.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality

of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(ii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iii) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(iv) Any possessory taxes charged or levied in lieu of real estate taxes.

4.2.5.2 Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Operating Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in comparable buildings located in the vicinity of the Building is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Operating Expenses in the year paid by Landlord. The amount of Tax Expenses for the Base Year attributable to the valuation of the Real Property, inclusive of tenant improvements, shall be known as "Base Taxes." Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord.

4.2.5.3 Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1 or levied in whole or part in lieu of Tax Expenses), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6 "Tenant's Share" shall mean the percentage set forth in Section 9.2 of the Summary. Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. In the event either the Premises and/or the Building is expanded or reduced, Tenant's Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant's Share was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of the amount of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.3.2 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant, on or before the first day of April following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.3.3, below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Direct Expenses for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing Direct Expenses, which shall be based upon the Estimate, to the amount of Direct Expenses applicable to the Base Year, which Estimate Statement may be revised and reissued by Landlord from time to time. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement (or a revision thereof) an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess (or the increase in the Estimated Excess if pursuant to a revised Estimated Statement) for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Allocation of Direct Expenses. Notwithstanding anything to the contrary set forth in this Article 4, when calculating the Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including but not limited to the institution of a split tax roll, and Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages and amortized costs relating to capital improvements.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord, as Additional Rent, upon demand for any and all taxes required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.5.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.5.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, any portion of the Real Property or the parking facility used by Tenant in connection with this Lease; or

4.5.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Tenant shall have the right, after reasonable notice and during the Building's normal business hours, but not more than once per year, to inspect and photocopy Landlord's accounting records for the Building with respect to the Operating Expenses (including taxes), at Landlord's Century City management office, which is located at 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067. Landlord agrees to cooperate with such inspection and photocopying and shall preserve the Operating Expense Records and the backup document with respect thereto for the Base Year and every lease year thereafter. If, after such inspection and photocopying, Tenant continues to dispute the amount of Operating Expense, Tenant shall be entitled to retain an independent auditor to audit such Operating Expenses. Tenant agrees to pay the costs of such audit, provided that if the audit reveals that Landlord's determination of Tenant's share of Operating Expenses for the lease year in question was overstated by more than five percent (5%), the Landlord shall pay the reasonable cost of such audit. Tenant shall promptly pay to Landlord any deficiency including interest or Landlord shall promptly refund to Tenant any overpayment including interest. Any such audit Tenant may wish to conduct must be conducted within twelve (12) months of the furnishing of Tenant of Landlord's final determination of Operating Expenses for the year. Tenant and its auditors and consultants agree to keep all information learned in the course of the audit confidential, except to the extent required by law or in connection with a dispute or litigation hereunder, and except that Tenant shall be entitled to share such information with its legal and financial consultants.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for the "Permitted Use," as that term is defined in Section 16 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall faithfully observe and comply with the Rules and Regulations, provided that Landlord shall use commercially reasonable efforts to enforce such Rules and Regulations in a non-discriminatory manner. Except for Landlord's negligence or willful misconduct, Landlord shall not be responsible to Tenant for the nonperformance of any of such Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Real Property of which Tenant has notice; provided, however, Landlord represents and warrants to Tenant that the intended use of the Premises by Tenant under this Lease does not violate and is not prohibited by any such recorded covenants, conditions and restrictions as of the date hereof. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of hazardous materials or substances as defined pursuant to any applicable federal, state or local governmental or quasi-governmental law, code, ordinance, rule, or regulation.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Landlord shall provide adequate electrical wiring, facilities (including heating, ventilation, and air conditioning (''HVAC'')) and power for normal general office use. HVAC services will be provided from 8:00am to 6:00pm Monday through Friday, and Saturday from 9:00am to 1:00pm, except in the observation of the Holidays. Landlord shall

provide, upon Tenant's request and at Tenant's expense, after hours HVAC on an hourly basis at the Building's prevailing rate which is currently $60.00 per hour.

6.1.2 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.3 Landlord shall provide janitorial services Monday through Friday after normal building hours, excluding weekends and except the date of observation of the Holidays, in and about the Premises.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises.

6.3 **Interruption of Use**. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service due to a cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding the foregoing, in the event there is an interruption or failure in the provision of such utilities for a period of five (5) consecutive days, then all Rent due and owing under this Lease shall be abated until such service is restored.

ARTICLE 7

REPAIRS

Landlord shall maintain and repair the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking garage, stairwells, elevator cabs, plazas, art work, sculptures, washrooms, Building mechanical, electrical and telephone closets, and all common and public areas (collectively, "Building Structure") and the base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by or for the benefit of Tenant (collectively, the "Building Systems"). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent required because of Tenant's use of the Premises for other than normal and customary business office operations. Tenant shall, at Tenant's own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. If Tenant fails to make such repairs, Landlord may upon not less than thirty (30) days prior written notice to Tenant, but need not, make such repairs and replacements, and Tenant shall pay Landlord the actual cost thereof forthwith upon being billed for same. Upon giving Tenant reasonable notice Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") except for non-structural Alterations which cost less than Twenty-Five Thousand Dollars ($25,000.00) without first procuring the prior written consent of Landlord to such Alterations, which approval shall not be unreasonably withheld, conditioned or delayed.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable; provided, however, Tenant shall not be required to furnish a completion bond in connection with any Alteration the cost of which is less than $100,000. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Los Angeles, in conformance with Landlord's reasonable construction rules and regulations. In performing the work of any such Alterations, Tenant shall not obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building.

8.3 Payment for Improvements. Upon completion of any Alterations for which Landlord's consent was required, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials.

8.4 Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require to the extent commercially reasonable and available.

8.5 Landlord's Property. All Alterations, improvements, fixtures and/or equipment which may be installed by Tenant, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, if Landlord, as a condition to Landlord's consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant's expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the actual, reasonable cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. In the event a lien is attached and the lien is not released and removed on or before the date occurring thirty (30) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, the "Landlord Parties") shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reaaonable attorneys' fees) arising from any cause in the Premises or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, the "Tenant Parties"), in, on or about the Real Property during the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of an event covered by the foregoing indemnity, Tenant shall pay to Landlord its actual, reasonable costs and expenses incurred in such suit, including without limitation, its actual, reasonable professional fees such as appraisers', accountants' and attorneys' fees. Landlord shall indemnify, defend, protect, and hold harmless the Tenant Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) arising from any cause in the common areas of the Real Property or any acts, omissions or negligence of the Landlord Parties in, on or about the Real Property during the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant Parties. Should Tenant be named as a defendant in any suit brought against Landlord in connection with or arising out of an event covered by the foregoing indemnity, Landlord shall pay to Tenant its costs and expenses incurred in such suit, including without limitation, its actual, reasonable professional fees such as appraisers', accountants' and attorneys' fees. Landlord and Tenant's agreement to indemnify each other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to the provision of this Lease, to the extent such policies cover the matters subject to either party's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this **Section 10.1** shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. Notwithstanding the foregoing, Tenant shall not be responsible or liable for any claim which may occur in the common area.

10.2 Tenant's Compliance with Landlord's Fire and Casualty Insurance. Landlord shall insure the Building and the Real Property during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage on the Building. Such coverage shall be in such amounts, from such companies, and on such terms and conditions, as Landlord may from time to time determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Tenant shall, at Tenant's expense, comply with all of Landlord's and Tenant's insurance companies requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) Bodily Injury and Property Damage Liability - $1,000,000 each occurrence and $1,000,000 annual aggregate, and (ii) Personal Injury Liability - $1,000,000 each occurrence and $1,000,000 annual aggregate.

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of either Landlord or Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof.

10.4 Waiver of Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, or other similar insurance. If Tenant fails to carry the amounts and types of insurance required to be carried pursuant to this Article 10, in addition to any remedies Landlord may have under this Lease, such failure shall be deemed to be a covenant and agreement by Tenant to self-insure with respect to the type and amount of insurance Tenant so failed to carry, with full waiver of subrogation with respect thereto.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Landlord provided improvements, base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the improvements, base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or any other modifications to the common areas deemed desirable

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by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, if the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result of the subject damage.

11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground leasor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies; or (iv) the damage occurs during the last eighteen (18) months of the Lease Term. Tenant shall have the right to terminate this Lease by notifying Landlord in writing of such termination within sixty (60) days after the date of damage, but Tenant may only elect to do so in the event that the Premises shall be damaged by fire or other casualty or cause and one or more of the following conditions is present: (a) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); or (b) the damage occurs during the last eighteen (18) months of the Lease Term. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

NONWAIVER

No waiver of any provision or breach of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Forbearance by either party in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

ARTICLE 13

CONDEMNATION

If twenty-five percent (25%) or more of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or

quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, either Landlord or Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, assign this Lease, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees, licensees and independent contractors. If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, ii) the name and address of the proposed Transferee, (iii) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other reasonable information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, (iv) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under Section 19.1.7 of this Lease. Tenant shall pay Landlord's review and processing fee of $1,500.00. Landlord shall retain 50% of all net profits paid in connection with any sublease or assignment in excess of Tenant's rent obligations hereunder.

14.2 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord.

14.3 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (the "Affiliate"), shall not be deemed a Transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, (ii) such Affiliate shall have at the time of such assignment or sublease a net worth equal to or greater than that of Tenant as of the date hereof, and (iii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. "Control," as used in this Section 14.3, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in

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a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder and casualty damage excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to 150% of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Building, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee or purchasers. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments within five (5) business days following a second written notice from Landlord shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions and modifications thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. In consideration of, and as a condition precedent to, Tenant's agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Real Property or to the lien of any first mortgage or trust deed, hereafter enforced against the Building or the Real Property and to any renewals, extensions or modifications thereof, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed in favor of Tenant. Provided Tenant receives such non-disturbance agreement, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, to attorn, without any deductions or setoffs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease, provided such purchaser shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Defaults. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of notice that the same is due, which notice shall be in lieu of any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, as soon as possible; or

19.2 Remedies Upon Default. Upon the occurrence of a default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this <u>Section 19.2</u> shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in <u>Article 25</u> of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 <u>Subleases of Tenant</u>. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this <u>Article 19</u>, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of written notice from Tenant that the same was not paid when due, or (ii) in the event a failure by Landlord is other than the obligation to pay money, Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30)day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

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ARTICLE 20

ATTORNEYS' FEES

If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 10 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, within ten (10) business days after written demand therefore, restore the Security Deposit to its original amount. Any unapplied balance of the Security Deposit shall be returned to Tenant, within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit.

ARTICLE 22

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

ARTICLE 23

SIGNS

23.1 Directory Board and Identifying Suite Signage. Tenant shall be allowed a maximum of five (5) listings on the building directory in the building lobby, at Landlord's sole cost. Tenant, at Landlord's sole cost, shall be responsible for any identifying suite signage for its floor, provided such signage is subject to the prior reasonable approval of Landlord and complies with Landlord's building standard signage program.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed upon two (2) business days' written notice by Landlord at the sole expense of Tenant.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures to the extent that such governmental measures relate to Tenant's

particular use of the Premises, or any Alterations. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, subject to Article 7, at its sole cost and expense, to comply promptly with such standards or regulations to the extent such standards or regulations relate to Tenant's particular use of the Premises, or any Alterations; provided that Landlord shall comply with any standards or regulations which relate to the portion of the Building Structure and/or Building Systems, unless such compliance obligations are triggered by the Alterations in the Premises, in which event such compliance obligations shall be at Tenant's sole cost and expense; provided further that Tenant shall not be required to make any repair to, modification of, or addition to the Building Structure and/or Building Systems except and to the extent required because of Tenant's particular use of the Premises for other than normal and customary business office operations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount, plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid on or before the date they are due shall thereafter bear interest until paid at a rate per annum equal to eight percent (8%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. Notwithstanding the foregoing, the late charge shall be waived for the first late payment during any twelve (12) month period during the Lease Term.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to reasonable expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon at least 24 hours advance notice (except in the event of emergency in which event no such notice shall be required)to the Tenant to enter the Premises. Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein and otherwise in compliance with applicable laws; and (C) perform any covenants of Tenant which Tenant fails to perform as expressly provided and permitted elsewhere in this Lease. Landlord may make any such entries without the abatement of Rent and may take such steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any legal means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

Subject to the Rules and Regulations attached hereto, Tenant shall have the right (but not the obligation) to use, throughout the Lease Term, unreserved parking spaces in the Building's adjacent parking structure, the quantity set forth in Section 14 of the Summary, at the prevailing building parking rates. Landlord may totally or partially delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control delegated by Landlord. The parking spaces allocated to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel (not including Tenant's invitees and guests) and such parking spaces may not be transferred, assigned or subleased by Tenant without Landlord's prior approval, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. At the request of Landlord or any mortgagee or ground lessor,

Tenant agrees to execute a short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

29.4 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer upon agreement by such transferee to fully assume and be liable for all obligations of this Lease to be performed by Landlord, which first accrue or arise after the date of the conveyance.

29.5 Prohibition Against Recording. Except as provided in Section 29.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.6 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.8 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.9 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.10 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building.

29.11 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.12 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.13 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the "Force Majeure"), except with respect to the obligations imposed with

regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease, and except as to Tenant's obligations under Articles 5 and 24 and Landlord's obligations under Article 24 of this Lease notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.14 Notices. All notices, demands, statements, approvals or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 29.14 or upon the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.15 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.16 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.17 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.18 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 15 of the Summary (the "Brokers").

29.19 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Landlord and Tenant each hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly provided in this Lease.

29.20 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord's sole discretion, desire.

29.21 Transportation Management. Tenant, at no expense to Tenant and only to the extent the same does not interfere with Tenant's business operations and which do not diminish or modify Tenant's rights under this Lease, shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

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29.22 Successors. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 14 shall operate to vest any rights in any putative assignee, subtenant or transferee of Tenant.

29.23 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Building, Premises, and/or Real Property, including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant's business operations or access to the Premises.

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the day and date first above written.

[SIGNATURE PAGE FOLLOWS]

Landlord:

Duesenberg Investment Company, LLC
a California limited liability company

By: Judith G. Munzig

Its: Authorized Signatory

Dated: 11-28-2016

Tenant:

Fatburger North America, Inc.,
a Delaware corporation

By: Andrew A. Wiederhorn

Its: CEO

Fog Cutter Capital Group Inc.,
a Maryland corporation

By: Andrew A. Wiederhorn

Its: CEO

Fatburger Corporation,
a Delaware corporation

By: Andrew A. Wiederhorn

Its: CEO